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                                                                      EXHIBIT 12

                               AVISTA CORPORATION

                Computation of Ratio of Earnings to Fixed Charges and Preferred Dividend Requirements Consolidated
                             (Thousands of Dollars)


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
                                        12 Mos. Ended
                                        September 30,                       Years Ended December 31
                                                           --------------------------------------------------------
                                            2000             1999            1998            1997            1996
                                          --------         --------        --------        --------        --------
Fixed charges, as defined:
      Interest on long-term debt          $ 64,155         $ 62,032        $ 66,218        $ 63,413        $ 60,256
      Amortization of debt expense
        and premium - net                    3,102            3,044           2,859           2,862           2,998
      Interest portion of rentals            4,436            4,645           4,301           4,354           4,311
                                          --------         --------        --------        --------        --------

          Total fixed charges             $ 71,693         $ 69,721        $ 73,378        $ 70,629        $ 67,565
                                          ========         ========        ========        ========        ========
Earnings, as defined:
      Net income                          $ (5,907)        $ 26,031        $ 78,139        $114,797        $ 83,453
      Add (deduct):
        Income tax expense                   9,697           16,740          43,335          61,075          49,509
        Total fixed charges above           71,693           69,721          73,378          70,629          67,565
                                          --------         --------        --------        --------        --------

          Total earnings                  $ 75,483         $112,492        $194,852        $246,501        $200,527
                                          ========         ========        ========        ========        ========
Ratio of earnings to fixed charges            1.05             1.61            2.66            3.49            2.97
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